Trailmark Series Trust 485BPOS

Exhibit 99.(p)(1)

Conduct Requirements

CONDUCT
REQUIREMENTS

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Conduct Requirements

1. IDX Funds Standards of Conduct

Fiduciary Duties

Pursuant to Section 36(a) of the 1940 Act, the SEC may bring an action against any director, officer, adviser, or principal underwriter of an investment company that has engaged, within five years of the commencement of the action or is about to engage, in any act or practice constituting a breach of fiduciary duty involving personal misconduct.

Section 36(a) would cover a director or officer’s breach of the following fiduciary duties:

●	Duty of Care. The duty of care requires that each officer and director exercise the same degree of diligence, care, and skill in managing the Company that an ordinarily prudent person would exercise in the management of his or her own property.

●	Duty of Loyalty. The duty of loyalty requires that each officer and director act to protect the best interests of the Company as a whole and pursue those interests before his or her own or another’s conflicting interests.

The Trust is committed to the highest ethical standards and to conducting its business with the highest level of integrity, including, but not limited to, the following:

●	The Board has been advised of its fiduciary responsibilities and will be reminded of them by legal counsel as they are called upon from time to time to make decisions that implicate those responsibilities.

●	The Company has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that sets forth the standards of conduct that the Company expects each of its officers and directors to follow.

●	Upon notification, the Funds CCO will investigate any alleged breaches of fiduciary duty on the part of the Company’s officers and directors with the assistance of legal counsel as appropriate. If appropriate, the Funds CCO shall inform the Board of such alleged breaches of fiduciary duty.

Circumvention of 1940 Act Requirements

Pursuant to Section 48(a) of the 1940 Act, as made applicable to investment companies by Section 65 of the 1940 Act, it is unlawful for any person, directly or indirectly, to cause to be done any act or thing through or by means of any other person which it would be unlawful for such person to do under the provisions of the 1940 Act or any rule, regulation, or order thereunder.

Furthermore, pursuant to Section 48(b) of the 1940 Act, it is unlawful for any person without just cause to hinder, delay, or obstruct the making, filing, or keeping of any information, document, report, record, or account required to made, filed, or kept under any provision of the 1940 Act or any rule, regulation, or order thereunder.

It is the Trust’s policy not to circumvent the requirements of the 1940 Act by utilizing other persons or structures in violation of Section 48 of the 1940 Act.

Adopted: February 29, 2024

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2. IDX Funds Code of Ethics (“1940 Act Code of Ethics”)

Purpose of the Code of Ethics

The IDX Funds (the “Trust”) has adopted this Code of Ethics (the “Code”) to set forth guidelines and procedures that promote ethical practices and conduct by all of the Trust’s Access Persons, as defined below, and to ensure compliance with the Federal Securities Laws. To the extent that any such individuals are subject to compliance with the separately maintained Code of Ethics of the Trust’s Adviser (the “Adviser”), Fund Administrator or Distributor (collectively the “Service Providers”), as applicable, whose Codes of Ethics complies with Rule 17j-1, compliance by such individuals with the provisions of the Code of the applicable Service Providers shall constitute compliance with this Code. This Code is based on the principle that each Access Person of the Trust will conduct such activities in accordance with to the following principles:

●	To be dutiful in placing the interests of the Trust’s shareholders first and before their own;

●	all personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of Trust and responsibility; and

●	adhere to the fundamental standard that Access Persons shall not take inappropriate advantage of their position.

Any violation of this Code must be reported promptly to the Funds CCO. Failure to do so will be deemed a violation of the Code.

Legal Requirement

Pursuant to Rule 17j-1(b) of the 1940 Act, it is unlawful for any Access Person to:

●	employ any device, scheme or artifice to defraud the Trust;

●	make any untrue statement of a material fact to the Trust or fail to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they were made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

●	engage in any manipulative practice with respect to the Trust, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security “held or to be acquired” by the Trust.

Definitions - All definitions shall have the same meaning as explained in Rule 17j-1 or Section 2(a) of the 1940 Act and are summarized below.

Access Person – Any officers, Trustees, general partner or employee of the Trust or of the Trust’s Investment Adviser (or of any entity in a control relationship to the Trust or Investment Adviser) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership - in general and subject to the specific provisions of Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security.

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Connected Persons – Adult children or parents living at home, and any relative, person or entity for whom the Access Person directs the investments or securities trading unless otherwise specified

Control - shall have the same meaning as that set forth in Section 2(a)(9) of the Exchange Act.

Covered Security – shall be any security except that it does not include:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and

●	Shares issued by open-end trusts (excluding open-end exchange traded trust).

Exchange Traded Fund (“ETF”) - a registered open-end management company: (A) that issues (and redeems) creation units to (and from) authorized participants in exchange for a basket and a cash balancing amount if any; and whose shares are listed on a national securities exchange and traded at market-determined prices.

Exempt Transactions – shall mean:

●	Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control;

●	Purchases which are part of an automatic dividend reinvestment plan;

●	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Fund - an investment company registered under the 1940 Act.

Independent Trustees - those Trustees that would not be deemed an “interested person” of the Trust, as defined in Section 2(a)(19)(A) of the 1940 Act.

Initial Public Offering - an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Act.

Limited Offering - an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security - includes, among other things, the writing of an option to purchase or sell a Covered Security.

Restricted Trustee or Restricted Officer - each trustee or officer of the Trust who is not also a director, officer, partner, employee or controlling person of any one or more of the Trust’s investment advisers, administrator, custodian, transfer agent, or distributor.

Security held or to be Acquired by the Trust:

Any Covered Security which, within the most recent fifteen (15) days:

●	Is or has been held by the Trust; or

●	Is being or has been considered by the Trust or its Investment Adviser for purchase by the Trust; and

●	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

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Policies of the Trust Regarding Personal Securities

Transactions General

No Access Person of the Trust shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

Specific Policies

No Access Person of the Trust shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale:

●	Is being considered for purchase or sale by the Trust; or

●	Is being purchased or sold by the Trust.

Pre-Approval of Investments in IPOs and Limited Offerings

Access Persons must obtain approval from the Funds CCO before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a private placement or other limited offering.

Restrictions on Personal Securities Transactions by Restricted Trustees and Restricted Officers.

The Trust recognizes that Restricted Trustees and Restricted Officers do not have on-going, day- to-day involvement with the operations of the Trust. In addition, it has been the practice of the Trust to give information about securities purchased or sold by the Trust or considered for purchase or sale by the Trust to Restricted Trustees or Restricted Officers in materials circulated more than 15 days after such securities are purchased or sold by the Trust or are considered for purchase or sale by the Trust. Accordingly, the Trust believes that less stringent controls are appropriate for Restricted Trustees and Restricted Officers, as follows:

●	The securities pre-clearance requirement above shall only apply to a Restricted Trustee or Restricted Officer if he or she knew or, in the ordinary course of fulfilling his or her official duties as a trustee or officer, should have known, that during the 15-day period before the transaction in a Covered Security (other than an Exempt Security ) or at the time of the transaction that the Covered Security purchased or sold by him or her other than an Exempt Security was also purchased or sold by the Trust or considered for the purchase or sale by the Trust.

●	If the pre-clearance provisions of the preceding paragraph apply, no clearance will be given to a Restricted Trustee or Restricted Officer to purchase or sell any Covered Security (1) on a day when any portfolio of the Trust has a pending “buy” or “sell” order in that same Covered Security until that order is executed or withdrawn or (2) when a Compliance Officer has been advised by the Adviser that the same Covered Security is being considered for purchase or sale for any portfolio of the Trust.

Reporting Requirements on Personal Securities Transactions by Access Persons other than Restricted Trustees, Restricted Officers and persons covered under an equivalent code of ethics of the Funds’ service provider.

The Trust shall notify each person (annually in January of each year), considered to be an Access Person of the Trust that he/she is subject to the reporting requirements detailed in Sections 1, 2 and 3 below and shall deliver a copy of this Code to such Access Persons.

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Conduct Requirements

In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed, every Access Person of the Trust must report to the Trust the following:

1.	Initial Holdings Reports. Every Access Person must report to the Funds CCO, no later than 10 days after becoming an Access Person, the following information:

●	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

●	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

●	the date that the report is submitted by the Access Person.

This information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.	Annual Holdings Report. Every Access Person must report to the Funds CCO, annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

●	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

●	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

●	the date that the report is submitted by the Access Person.

3.	Quarterly Transaction Reports. All Access Persons shall report to the Funds CCO or designee the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Covered Security at which the transaction was effected

●	The name of the broker, dealer, or bank with or through whom the transaction was effected; and

●	The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the appropriate address noted above is an acceptable form of a quarterly transaction report.

4.	Exceptions from Reporting Requirements. Each trustee who is not an “interested person” of the Trust need not make an initial or annual holdings report but shall submit the same quarterly report as required to the Funds CCO, but only for a transaction in a Covered Security where he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a trustee or officer, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Covered Security is or was purchased or sold, or considered for purchase or sale, by the Trust.

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Review of Reports

The Funds CCO, or designee, shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate and reporting to the board of Trustees:

●	any transaction that appears to evidence a possible violation of this Code; and

●	apparent violations of the reporting requirements stated herein.

The Funds CCO shall review the reports referenced hereunder and shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits.

The Funds CCO and the Board of Trustees shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the Board of Trustees.

Before the Board of Trustees may approve the Code of Ethics, the Trust must certify to the Board that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. Such certification shall be submitted to the Board of Trustees at least annually.

Adopted: February 29, 2024

Amended: August 22, 2024

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Certification

Each Access Person will be required to certify annually that he/she has read and understood the provisions of this Code and will abide by them. Each Access Person will further certify that he/she has disclosed or reported all personal securities transactions required to be reported under the Code. A form of such certification is attached below:

I certify that I have read and understand the Code of Ethics of and recognize that I am subject to it.

Printed Name:	Signature:

Date:

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3. Sarbanes-Oxley Code of Ethics for Chief Executive and Senior Financial Officers

The IDX Funds (the “Trust”) is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Trust’s Principal Executive Officer, Principal Financial Officer and Treasurer (or persons performing similar functions) (together, “Senior Officers”), sets forth specific policies to guide such individuals in the performance of their duties.

Senior Officers must comply with applicable law and have a responsibility to conduct themselves in an honest and ethical manner. Senior Officers have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

The Code of Ethics of the Trust pursuant to Rule 17j-1(c) under the 1940 Act (the “1940 Act Code of Ethics”), which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of in business as registered investment companies. All Senior Officers will be held accountable for adherence to this Code. Each Senior Officer must, upon the Trust’s adoption of this Code (or thereafter as applicable, upon becoming a Senior Officer), affirm in writing to the Board that they have received, read, and understand this Code by signing the Acknowledgement Form attached hereto as Exhibit G. Thereafter, each Senior Officer must affirm to the Board on an annual basis that they have complied with the requirements of this Code.

Compliance with Laws, Rules and Regulations

Each Senior Officer is required to comply with the laws, rules and regulations that govern the conduct of the Trust and to report any suspected violations in accordance with the section below entitled “Violations”.

Conflicts of Interest

Senior Officers are expected to dedicate their best efforts to advancing the Trust’s interests and to use objective and unbiased standards when making decisions that affect the Trust. A Senior Officer’s obligation to conduct the Trust’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Administrator of which the Senior Officers are also officers and employees. As a result, this Code recognizes that the Senior Officers will, in the normal course of their duties (whether formally for the Trust or for the Administrator, or for both), be involved in establishing policies and implementing decisions that may have different effects on the Administrator and the Trust. The participation of the Senior Officer in such activities is inherent in the contractual relationship between the Trust and the Administrator and is consistent with the performance by the Senior Officers of their duties as Officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust’s Board of Directors (“Board”) that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes

Disclosures

It is the policy of the Trust to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in all other public communications made by the Trust. Senior Officers are required to promote compliance with this policy by all employees and to abide by the Trust’s standards, policies and procedures designed to promote compliance with this Code of Ethics.

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Violations

A Senior Officer must immediately report any known or suspected violation of applicable laws, regulations, policies, procedures or this Code of Ethics, to the Chairman of the Audit Committee of the Trust verbally, in writing or by other means necessary. No one will be subject to retaliation when making any such report in good faith report of an actual or suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Board of Trustees shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Waivers of Code of Ethics

Any waiver of this Code, including an implicit waiver, granted to a Senior Officer may be made only by the Board of Trustees or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Trust in the manner prescribed by law.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Trust’s Senior Officers in the conduct of the Trust’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Adopted: February 29, 2024

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Exhibit G

IDX Funds

PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICER ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics for Principal Executive and Senior Financial Officers of IDX Funds (the “Trust” or the “Funds”), the undersigned hereby certifies as follows:

●	I have read the Trust’s Code of Ethics for Principal Executive and Senior Financial Officers.

●	I understand the Code of Ethics for Principal Executive and Senior Financial Officers and acknowledge that I am subject to it.

●	I affirm that I have complied with the requirements of this code.

Date	Print Name

Signature

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4. Insider Trading Policy and Procedures

Introduction

The IDX Funds (the “Trust”) has adopted the foregoing policy and procedure on insider trading which applies to each Officer and Trustee of the Trust. Furthermore, the Funds CCO will ensure that any such related party as deemed applicable must maintain insider trading policies for those who may have regular access to material information that is not publicly available. Under the presented policy as adopted by the Trust, the Officers and Trustees, are forbidden from:

●	trading in securities of the Trust on the basis of material, nonpublic information (“MNPI”) or inside information;

●	having others trade for such person in such securities while he or she is in possession of MNPI; or

●	communicating (or “tipping”) to others confidential or nonpublic information concerning the Trust or other companies.

The Trust’s Board of Trustees believes it is appropriate that each Officers and Trustees transaction in the Trust’s securities be subject to certain additional restrictions in order to reduce the risk of securities law violations. This policy contains a discussion of insider trading and describes the special trading restrictions applicable to those subject to these requirements.

Discussion: What is “Insider Trading?”

Insider trading is, in addition to being a violation of the Trust’s’ policy, a violation of the Federal Securities Laws. The penalties for insider trading are discussed below.

The term “insider trading” generally is used to refer to the use of material nonpublic information to trade in securities, or the communication of material nonpublic information to others who may trade on the basis of such information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits “insiders” of the Trust from:

●	trading in the Trust’s securities while in possession of material, nonpublic information concerning the Trust;

●	having others trade on the insider’s behalf while the insider is in possession of material, nonpublic information; or

●	communicating nonpublic information concerning the Trust to others who may then trade in the Trust’s securities or pass on the information to others who may trade in the Trust’s securities. Such conduct, also known as “tipping,” results in liability for the insider of the Trust who communicates the information, even if the insider does not actually trade, and for the person who receives and trades on such information.

The elements of insider trading and the potential penalties for such unlawful conduct are discussed below in this Policy.

Who is an Insider?

The concept of “insider” is broad and generally includes any person who possesses nonpublic information about the Trust and who has a duty to the Trust to keep this information confidential. In the case of the Trust, “insiders” include officers and directors of the Trust and any Access Person or who may have regular access to material information that is not publicly available. In addition, a person can be a “temporary insider” if he/she enters into a relationship to serve the Trust and as a result gains access to inside information. Outsiders who routinely become temporary insiders include, among others, the Trust’s attorney, accountant, and consultants.

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What is Material Information?

Trading while in the possession of inside information is not a basis for liability unless the information is “material.” Information is generally defined as material if there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions, or information that is reasonably certain to affect the price of the Trust’s securities. It is important to remember that materiality will always be judged with the benefit of hindsight. Simply stated, “inside” information could be material because of its expected effect on the price of the Trust’s securities.

What is Nonpublic Information?

In order for information to qualify as “inside” information it must not only be “material,” it must be “nonpublic.” “Nonpublic” information is information which has not been made available to investors generally. This includes information received from sources or in circumstances indicating that the information has not yet been generally circulated.

At such time as material, nonpublic information has been released to the investing public, it loses its status as “inside” information. However, for “nonpublic” information to become public information it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, and sufficient time must pass for the information to become available in the market.

Material, nonpublic information is not made public by selective dissemination. Material information improperly disclosed only to a select group of investors or analysts retains its status as “nonpublic” information the use of which is subject to insider trading laws, as well as constituting a violation of the SEC’s prohibition against selective disclosure. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “nonpublic.”

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation (i.e., if the violation was one for tipping information). Penalties include:

●	jail sentences of up to ten (10) years (twenty-five years if the conduct constitutes fraud);

●	disgorgement of profits;

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether the person actually benefited; and/or

●	fines for the employer of other controlling person(s), such as a supervisor, of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

Procedure

From time-to-time, without limitation, the Funds CCO may institute a black-out period that prohibits any trading in securities of the Trust because of certain developments involving the Trust. In the event of instituting a black- out period, the Funds CCO will provide affected insiders with appropriate notice.

Violations of this Policy

Any securities transactions deemed a violation of this policy shall be immediately reported to the Trust’s Board of Trustees. Insiders considered to be in violation of this policy and/or its procedures may be subject to the penalties as stated above.

Adopted: February 29, 2024

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